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                                                                     EXHIBIT 3.1

                                    (FORM OF)
                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                               ZAP.COM CORPORATION

         Pursuant to the provisions of Section 78.403 of the Nevada Revised Statutes, ZAP.COM CORPORATION (the "Corporation") hereby adopts the following Restated Articles of Incorporation.

                                    ARTICLE I

                                      NAME

         The name of the corporation shall be ZAP.COM Corporation.

                                   ARTICLE II
                                 RESIDENT AGENT

         The name and address of the Corporation's initial resident agent is John P. Fowler, Marshall Hill Cassas & de Lipkau, 333 Holcomb Avenue, Suite 300, Reno, Nevada 89502. The Corporation may, from time to time, in the manner provided by law, change the resident agent and the registered office within the State of Nevada. The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

                                   ARTICLE III
                                     PURPOSE

         The Corporation is organized for the purpose of engaging in any lawful activity, within or without the State of Nevada.

                                   ARTICLE IV
                                      STOCK
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         SECTION 4.01 AUTHORIZED CAPITAL STOCK. The total number of shares of stock this Corporation is authorized to issue shall be 1,150,000,000 shares. This stock shall be divided into two classes to be designated as "Common Stock" and "Preferred Stock".

         SECTION 4.02 COMMON STOCK. 1,000,000,000 shares of the authorized stock, par value $0.001 per share, are designated Common Stock. The holder of each share of Common Stock shall have one vote per share on all matters placed before the stockholders.

         SECTION 4.03 PREFERRED STOCK. 150,000,000 shares of the authorized stock, par value $0.01 per share, are designated Preferred Stock. The Board of Directors shall have the authority to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, and to state in the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

                  (a) The number of shares to constitute the class or series and the designation thereof;

                  (b) The preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations, or restrictions thereof, if any, with respect to any class or series;

                  (c) Whether or not the shares of any class or series shall be redeemable and if redeemable the redemption price or prices, and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

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                  (d) Whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and if such retirement or sinking funds be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

                  (e) The dividend rate, whether dividends are payable in cash, stock of the Corporation, or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

                  (f) The preferences, if any, and the amounts thereof which the holders of any class or series thereof are entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

                  (g) Whether or not the shares of any class or series is convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions;

                  (h) Whether or not the holders of shares of each class or series of Preferred Stock have voting rights for the election or removal of directors or for any


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other purpose and upon which circumstances any or all voting rights shall be exercised or exercisable;

                  (i) Such other rights and provisions with respect to any class or series as may to the Board of Directors seem advisable.

                  The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any respect. The Board of Directors may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The Board of Directors may decrease the number of shares of the Preferred Stock designated for any existing class or series of the Preferred Stock and the shares so subtracted shall become authorized and unissued shares of the Preferred Stock.

         SECTION 4.04  SERIES A PREFERRED STOCK.

                  (a) Designation and Amount. 10,000 shares of Preferred Stock are designated a series of Preferred Stock which shall be known as the "Series A Preferred Stock".

                  (b) Dividends and Distributions.

                      (i) So long as Zapata Corporation ("Zapata") is the holder of all of the outstanding shares of Series A Preferred Stock, Zapata as the holder of the Series A Preferred Stock shall at any time that the Zapata Actual Percentage (defined below) is less than the Zapata Minimum Percentage be entitled, not in preference to the holders of Common Stock, but in parity therewith, to receive and participate in all dividends, when, as and if declared by the Board of Directors out of funds legally available therefor with respect to the Company's Common Stock. In such event the quarterly dividend shall be in



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an amount (rounded to the nearest cent) equal to the aggregate per share amount of all cash dividends, and the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock multiplied by the difference between the Zapata Minimum Percentage and the Zapata Actual Percentage. All payments of dividends to the holder of the Common Stock and the Series A Preferred Stock at or about the same time.

         As used herein, the following definitions shall apply:

                  "Zapata Actual Percentage" shall mean the percentage that any dividends or distributions payable by the Company with respect to the Common


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Stock held by Zapata constitutes of all dividends and distributions payable with respect to all shares of outstanding Common Stock on the record date with respect to which such dividend or distribution is payable.

                  "Zapata Minimum Percentage" shall mean thirty-five percent (35%) unless at any time after the date on which these Amended and Restated Articles of Incorporation are filed with the Nevada Secretary of State, the Common Stock held by Zapata has decreased to less than thirty-five percent (35%) of all outstanding shares of Common Stock or the outstanding Common Stock as a result of transfers, conveyances or other dispositions by Zapata of its Common Stock. If such circumstances exist as of the date that a record is taken for a Common Stock dividend or distribution, then the Zapata Minimum Percentage shall be automatically reduced by an amount equal to the percentage that such transferred, conveyed or disposed of shares constituted of all the sum of all outstanding shares of Common Stock and the number of shares of Common Stock into which all the outstanding Series A Preferred Stock would be converted on that date if it were transferred as of the date of such transfer, conveyance or other disposition.

                           (ii) If Zapata, as the holder of the Series A
Preferred Stock, is at any time entitled to receive a portion of the dividend or distribution as the result of the declaration of dividends or distributions with respect to the Common Stock, then the Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in Section 4.04(b)(i) immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock) in the amount required under this Section 4.04(b).


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                  (c) Liquidation, Dissolution or Winding-Up. Upon any
liquidation, dissolution or winding-up of the Corporation, no distribution shall be made (i) to the holders of the Common Stock or any shares of other stock ranking junior (upon liquidation, dissolution or winding-up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have first received $800.00 per share, plus an amount equal to declared and unpaid dividends and distributions thereon, to the date of such payment, or (ii) to the holders of stock ranking on a parity (upon liquidation, dissolution or winding-up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding-up. Further, if as of the record date for the distribution of the remaining net assets to Corporations stockholders the Zapata Actual Percentage is less than the Zapata Minimum Percentage, then Zapata, as the holder of all the outstanding shares of Series A Preferred Stock, shall, not in preference to the holders of Common, but in parity therewith, be entitled to receive an aggregate amount equal to the aggregate amount to be distributed to holders of Common Stock multiplied by the difference between the Zapata Minimum Percentage and the Zapata Actual Percentage as of such record date. The amount distributable to the holders of Common Stock shall be reduced by such amount.

                  (d) Conversion.

                           (i) If at any time Zapata transfers the Series A
Preferred Stock to any other person (other than a wholly-owned subsidiary of Zapata or if any entity 100% owned, directly or indirectly by Zapata) and at such time the Zapata Actual Percentage is less than the Zapata Minimum Percentage, then effective


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immediately upon the consummation of such transfer, the Series A Preferred Stock being transferred shall automatically and without any further action on the part of Zapata be converted into shares of fully paid and nonassessable Common Stock. Such conversion shall be at a rate that results in the transferee of the Series
A Preferred Stock being issued the number of shares of Common Stock that is necessary for such transferor to be entitled immediately following the transfer to the same percentage of the Common Dividend Amount and the Common Liquidation Amount as Zapata would have been entitled to receive as a holder of the transferred Series A Preferred Stock had it not transferred such stock.

                           (ii) Upon conversion of any Series A Preferred Stock,
each such share shall be cancelled and not subject to reissuance.

                  (d) Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

                           (i) Subject to the provision for adjustment
hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 50,000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the date hereof declares or pays any dividend on Common Stock payable in shares of Common Stock, or effects a subdivision or combination or consolidation of the outstanding


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shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case, the number of votes per share to which holders of Series A Preferred Stock were entitled immediately prior to such event shall be automatically adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                           (ii) Except as otherwise provided herein or by law,
the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Company having general voting rights shall vote together as one voting group on all matters submitted to a vote of the stockholders of the Corporation.

                           (iii) Except as set forth herein, holders of Series A
Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock and any other capital stock of the Corporation having general voting rights as set forth herein) for taking any corporate action.

                  (e) Reacquired Shares. Any shares of Series A Preferred Stock converted into Common Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall, upon their cancellation, become authorized but unissued shares of Preferred Stock and may be reissued as part of a


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new series of Preferred Stock to be created by resolution or resolutions of the
Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

                  (f) Consolidation, Merger, Etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case, the shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged as if the Series A Preferred Stock had been converted immediately prior to such transaction.

                  (g) No Redemption. The shares of Series A Preferred Stock shall not be redeemable.

                  (h) Amendment. The Articles of Incorporation of the Corporation shall not be amended in any manner that would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.

                                    ARTICLE V
                           DIRECTORS AND INCORPORATORS

         SECTION 5.01 GOVERNING BOARD OF DIRECTORS. The governing board shall be styled "Board of Directors" and the first Board of Directors shall consist of one director. The number of directors may at any time or times be increased or


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decreased to a maximum number of twelve (12) as provided in the By-Laws, provided that after the initial Board of Directors expands the size of the Board of Directors to three (3) directors or more, the Board of Directors shall thereafter consist of no less than three (3) directors.

         SECTION 5.02 INITIAL NUMBER OF DIRECTORS. The names and post office addresses of the members of the first Board of Directors, which shall be one (1) in number, is as follows:

                  Avram Glazer
                  80 Ambassador
                  Rochester, New York 14610

         This individual shall serve as a director until the first annual meeting of stockholders or until his successor is elected and qualified.

         SECTION 5.03 CLASSIFICATION OF DIRECTORS. On the first date (the "Classification Date") that the size of the Board of Directors is increased in size to three (3) or more directors, the directors shall be divided into three classes, designated Class I, Class II and Class III. Each Class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The Corporation's initial director shall determine the Class for each director after being elected to the Board. At each succeeding annual meeting of stockholders following the classification of the directors, successors to the class of directors whose term expires at that annual meeting shall be elected for a term of office expiring at the third succeeding annual meeting of stockholders after their election. The Class I directors shall stand for election at the first annual meeting of Stockholders following the Classification Date, the Class II directors shall stand for


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election at the second succeeding annual stockholders meeting following the
Classification Date and the Class III directors shall stand for election at the third succeeding annual Stockholders meeting following the Classification Date. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such Class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor is elected and qualifies, subject, however, to the prior death, resignation, retirement, disqualification or removal from office.

         SECTION 5.04 VACANCIES. Except as otherwise provided in a Certificate of Designation setting forth the rights of the holders of any class or series of Preferred Stock, any vacancy on the Board of Directors that results from the death, resignation, retirement, disqualification or removal from office of any director, an increase in the number of directors, or any other reason may be filled by a majority of the Board of Directors then in office, or by a sole remaining director. Vacancies shall not be filled by a vote or written consent of the stockholders. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

         SECTION 5.05. CLASSIFICATION IF PREFERRED STOCKHOLDERS ELECT DIRECTORS. Notwithstanding the foregoing, whenever the holders of any one or more classes or


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series of Preferred Stock issued by the Corporation have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of these Articles or an amendment to these Articles applicable thereto, or the terms of a Certificate of Designation of the Preferred Stock filed with the Nevada Secretary of State applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article V unless expressly provided by such terms.

         SECTION 5.06 NOTICE OF NOMINATIONS. Advance notice of stockholder nominations for the election of directors and the proposal of business by stockholders shall be given in the manner provided in the By-Laws, as amended and in effect from time to time.

         SECTION 5.07 INCORPORATOR. The name and post office address of the incorporator signing these Articles of Incorporation is as follows:

                  John P. Fowler
                  Marshall Hill Cassas & de Lipkau
                  333 Holcomb Avenue, Suite 300
                  Reno, Nevada  89502

                                   ARTICLE VI
                             STATUTES NOT APPLICABLE

         The provisions of Nevada Revised Statutes 78.411 through 78.444, inclusive, regarding combinations with interested stockholders, shall not be applicable to this Corporation.

                                   ARTICLE VII
                               STOCKHOLDER VOTING

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         SECTION 7.01 WRITTEN CONSENT. During any period of time in which Zapata
Corporation, a Delaware corporation ("Zapata"), is not the beneficial owner of Common Stock and Preferred Stock which constitutes fifty percent (50%) or more of the votes entitled to be cast in the election of directors ("Voting Stock Majority"), no action required or permitted to be taken at a meeting of the stockholders of this Corporation shall be taken by written consent of the stockholders.

         SECTION 7.02 CALLING SPECIAL MEETING. During any period of time in which Zapata does not beneficially own a Voting Stock Majority, subject to all the rights of holders of any class or series of stock having a preference over Common Stock as to dividends or upon liquidation, special meetings of the Board of Directors or stockholders may only be called only by the Chairman of the Board or by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors. and no holder of Common Stock shall be entitled to call a meeting of the stockholders.

         SECTION 7.03 CALLING MEETINGS AT REQUEST OF ZAPATA. At any time during which Zapata and its affiliates own at least a Voting Stock Majority, the officers of this Corporation shall call a meeting of the stockholders upon the written request of Zapata.

                                  ARTICLE VIII
                       DIRECTORS' AND OFFICERS' LIABILITY

         No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer.


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However, the foregoing provision shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

                                   ARTICLE IX
                                    INDEMNITY

         SECTION 9.01 RIGHT TO INDEMNITY. Subject to any restrictions set forth in the By-Laws of this Corporation, every person who was or is a party, or is threatened to be made party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire, and, without limiting the


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generality of such statement, they shall be entitled to their respective rights of indemnification under any by-law, agreement, vote of shareholders, provision of law or otherwise, as well as their rights under this Article.

         SECTION 9.02 EXPENSES ADVANCED. Subject to any restrictions set forth in the By-Laws of this Corporation, expenses of directors and officers incurred in defending a civil or criminal action, suit or proceeding by reason of any act or omission of such director or officer acting as a director or officer shall be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of any undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Corporation.

         SECTION 9.03 BY-LAWS; INSURANCE. Without limiting the application of the foregoing, the Board of Directors may adopt by-laws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, to limit the right of indemnification, and may cause the Corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director or officer of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, to the fullest extent permitted by the laws of the State of Nevada, whether or not the Corporation would have the power to indemnify such person.

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         The indemnification and advancement of expenses provided in this
Article shall continue for a person who has ceased to be a director, officer, employee or agent, and inures to the benefit of the heirs, executors and administrators of such a person.

                                    ARTICLE X
                    AMENDMENT OF CERTAIN ARTICLES AND BYLAWS

         Notwithstanding any other provision of these Articles, an amendment thereto, a resolution of the Board of Directors or a Certificate of Designation of the rights, powers, limitations, preferences, restrictions and relative rights of any class or series of stock filed with the Nevada Secretary of State, or the By-Laws of this Corporation in effect from time to time, the affirmative vote of holders of 66-2/3% of the voting power of the capital stock shall be required to amend, alter, change or repeal Article V, Article VII or Article XI of these Articles of Incorporation and amend, alter, change or repeal any By-Law relating to the following subject matters: stockholder action without a meeting; the calling of special stockholder meetings; notices of stockholder meetings; the number election and term of the Corporation's directors; the filling of vacancies in the Board of Directors; and the removal of directors. Neither the directors nor the stockholders shall promulgate By-Laws inconsistent with these Articles of Incorporation and any and all such inconsistent By-Laws shall be null and void.

         Executed this ____ day of April, 1999.

                                                     ---------------------------
                                                     John P. Fowler
                                                     Incorporator

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STATE OF NEVADA   )

COUNTY OF WASHOE  ) ss:

         This instrument was acknowledged before me on ______, 1999 by John P. Fowler.


                                                  ------------------------------
                                                  Notary Public


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